Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of _______________, 2017, (the “Effective Date”) is made and entered by and between Legacy Education Alliance, Inc., a Nevada corporation (the “Company”), and Iain Edwards (the “Executive”).

WITNESSETH:

WHEREAS Executive was first engaged by the Company commencing October 1, 2002 (the “Start Date”); and

WHEREAS, the Executive is currently employed as the Company’s Chief Operating Officer and is expected to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction; and

WHEREAS, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement in order to ameliorate the financial and career impact on the Executive in the event the Executive’s employment with the Company is terminated for a reason related to, or unrelated to, a Change in Control (as defined below) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.	DEFINITIONS. The definitions set out in Schedule 1 apply to this Agreement and its Schedules.

2.	Employment

2.1	The Company agrees to employ the Executive and the Executive agrees to be employed by the Company on the terms of this Agreement, with effect from the Effective Date.

2.2	Subject to Clause 15, the Employment will continue until the expiration of not less than six (6) months’ prior written notice, such notice to be given by either party to the other.

3.	Job Title

The Company employs the Executive and the Executive serves the Company as Chief Operating Officer or in such other role of equivalent status as the Chief Executive Officer (“CEO”) may reasonably decide.

4.	Duties

4.1	Subject to Clause 4.2, the Executive will during the Employment:

(a)	report to the CEO or such other person(s) as the Company may, from time to time, nominate;

(b)	well and faithfully serve the Company and the Group to the best of his ability, use his utmost endeavours to promote, develop, extend and protect their interests and reputation in all respects, and at all times act in the best interests of the Company;

(c)	if requested by the CEO, serve as an executive officer of any Company subsidiary or joint venture company and/or as a fiduciary of any Company, subsidiary or joint venture company benefit plan(s);

(d)	fulfill his duty of loyalty and care to the Company and to promote the business and interests of the Company above all others and that he will not engage, directly or indirectly, in any other business or occupation during the term of Employment, except as expressly permitted by the Board. It is understood, however, that the foregoing will not prohibit Executive from (i) devoting reasonable time to charitable activities and personal investment activities for himself and his family that do not interfere materially with the performance of his duties hereunder or (ii) serving on the board(s) of any other corporate, civic or charitable organizations so long as such service is not inconsistent with his fiduciary obligations to the Company or otherwise conflicts with his obligations under this Agreement.

(e)	comply with the rules, procedures and regulations of the Company from time to time in force;

(f)	comply with all reasonable requests, instructions and directions given or made by the CEO or the Board;

(g)	promptly and fully make such reports to the CEO and the Board in connection with the affairs of the Company or any Group Company on such matters and at such times as are reasonably required;

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(h)	promptly and fully disclose to the CEO or the Board any misconduct or breach of duty on his part (or the part of any other employee or director or officer of the Company or any Group Company) and any information that comes into his possession which adversely affects the business or interests, or may adversely affect the business or interests, of the Company or any Group Company, including but not limited to:

(i)	the plans of the Executive, any other employee or director (whether alone or in concert with any other person):

(A) to leave the Group; or

(B) to directly or indirectly enter into, or to be concerned or interested in, any trade, business or occupation other than the business of the Group; or

(ii)	the misuse or unauthorised disclosure to a third party by any employee or director of any Confidential Information belonging to the Company or any Group Company; and

(i)	owe a fiduciary duty to the Company and other Group Companies by virtue of his senior position.

4.2	The Company may at any time:

(a)	appoint another person or persons to act jointly with the Executive in the performance of any of his duties and the exercise of any of his powers and functions where it is reasonable in the circumstances to do so;

(b)	require the Executive to carry out such special projects or functions or duties as the Company in its absolute discretion determines to be necessary or appropriate; and

(c)	remove from the Executive any duties which he performs from time to time for the Company or any Group Company, provided that his remaining duties are still commensurate with his job title, as specified in Clause 3.

4.3.	The Executive will not, without the prior consent of the Board:

(a)	incur, on behalf of the Company or a Group Company, capital expenditure in excess of such sum as is authorised from time to time by resolution of the Board; and

(b)	enter into, on behalf of the Company or a Group Company, any commitment, contract or arrangement which is outside the normal course of business or the scope of his normal duties or of an unusual, onerous or long term nature.

5.	Hours of Work

The nature of the Executive’s position is such that his working time cannot be measured or pre-determined and so the Employment falls within regulation 20 of the Regulations. Accordingly, the Executive is responsible for determining his own hours of work, providing that such hours are consistent with the proper performance of his duties.

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6.	Conduct During the Employment and Conflicts of Interest

6.1	Other than Current Business Activities, the Executive will not directly or indirectly enter into, or be concerned or interested in, any trade, business or occupation other than the business of the Group except with the prior written consent of the Chief Executive Officer of the Company. Such consent may be given subject to any terms or conditions which the Chief Executive Officer reasonably requires, a breach of which will be deemed to be a breach of the terms of this Agreement; it is understood, however, that the foregoing will not prohibit Executive from (i) devoting reasonable time to charitable activities and personal investment activities for himself and his family that do not interfere materially with the performance of his duties hereunder or (ii) serving on the board(s) of any other corporate, civic or charitable organizations so long as such service is not inconsistent with his fiduciary obligations to the Company.

6.2	The Executive will:

(a)	avoid situations; and

(b)	not accept gifts in the form of benefits or otherwise from third parties;

that could give rise to a conflict with the interest of the Company. The Executive will promptly notify the CEO of any current matter which does, or is likely to, or has the potential to, create a conflict of interest between:

(a)	him and the Company and/or any Group Company; or

(b)	him and any client or customer of the Company and/or any Group Company.

The Executive will comply with the reasonable instructions of the Company (in its absolute discretion) to eliminate or minimise such actual or potential conflict of interests.

7.	Place of Work

7.1	The Executive’s normal place of work is at the Company’s principal UK office from time to time (which is currently located in Richmond, Greater London) or such other place within the United Kingdom that the Company may reasonably require for the proper performance of his duties.

7.2	The Executive may be required to travel within the United Kingdom or abroad as necessary for the proper performance of his duties under the Employment.

8.	Salary

8.1	The Salary, exclusive of bonuses, commissions and other incentive pay, is £180,003.20 gross per annum. The Salary accrues from day to day and is payable in arrears in equal monthly instalments on or about the last day of every month. The Salary is subject to normal deductions of tax and national Insurance, as required by law.

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8.2	During this Agreement, and on its termination, the Company may deduct from the Salary, or from any other sums owed to the Executive, any amount owed by him to the Company or any Group Company including, but not limited to, any outstanding loans, advances, excess holiday, overpayments, and damage or loss to the Company or any Group Company which the Company has reasonable grounds to believe has been caused by the Executive.

9.	Bonus

9.1	Executive shall be eligible to receive an annual non-equity incentive bonus (“Annual Incentive Compensation”) and other long term incentive compensation, all of which are intended to comply with Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), under such executive bonus plans and long term incentive plans as may be established by the Compensation Committee of the Board [or, in the absence of a Compensation Committee, then a committee of the Board of Directors comprised of not less than two independent directors (in either event, the “Independent Director Committee”)] in its sole discretion from time to time, subject to the terms and conditions of such plans. The Annual Incentive Compensation will be based on the achievement of Company and individual performance goals to be established by the Compensation Committee, with annual target incentive bonuses of not less than 50% of the Base Annual Salary.

9.2	The Compensation Committee of the Board of Director or, in the absence of a Compensation Committee, then a committee of the Board of Directors comprised of not less than two independent directors (in either event, the “Independent Director Committee”) may, in its discretion, require reimbursement of all or part of any Annual Incentive Compensation or other incentive payments to Executive where: (1) the payment of such Annual Incentive Compensation or other incentive payments to Executive was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of the Company’s audited financial statement with the need for such restatement having been confirmed by the Company’s independent auditors; (2) the Company determines Executive engaged in gross negligence or willful misconduct that substantially caused the need for the restatement; and (3) a lower payment would have been made to Executive based upon the restated financial results. In each such instance, the Executive shall repay to the Company the amount by which the Executive's Annual Incentive Compensation or other incentive payments for the relevant period exceeded the lower payments that would have been made based on the restated financial results; provided, however, that the Executive shall not be required to repay any Annual Incentive Compensation or other incentive payments, or portion thereof, pursuant to this paragraph if such payments relate to accounting periods occurring two (2) years (or such longer time period as may be required by law) or more prior to the restatement. Before the Compensation Committee determines whether Executive engaged in gross negligence or willful misconduct that caused or substantially caused the need for the substantial restatement, it shall provide to Executive written notice and the opportunity to be heard, at a meeting of the Independent Director Committee (which may be in-person or telephonic, as determined by the Independent Director Committee).

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9.3	Any bonus payment or award is non-pensionable.

10.	PENSION

The Company will comply with the employer pension duties in accordance with Part 1 of the Pensions Act 2008.

11.	Insurance Benefits

11.1	The Executive is entitled to participate in the Company’s life assurance scheme, group income protection insurance scheme and in the private medical insurance scheme subject to the further provisions of this Clause11.

11.2	The Executive’s participation in any such insurance scheme is subject to:

(a)	the prevailing rules of the scheme as amended from time to time;

(b)	the prevailing rules or insurance policy of the relevant insurance provider, as amended from time to time; and

(c)	the Executive and his spouse or civil partner and his dependent children satisfying the normal underwriting requirements of the relevant insurance provider and being accepted at standard rates of premium.

11.3	The Company is not liable to provide or pay any benefit to the Executive (or any family member) under any insurance scheme specified in Clause 11.1 unless it has received payment of the benefit in full from the insurer under the relevant scheme. This applies regardless of the reasons why the insurer has not made full payment of any benefit. In such circumstances the Company is not required to pay any compensation in lieu of such benefit or to make alternative arrangements for benefit in kind.

11.4	The Company is not required to take any steps to obtain the benefit of any insurance scheme specified in Clause 11.1 (including but not limited to commencing any legal or other proceedings against the insurer) if the relevant insurer refuses for whatever reason to pay or provide or to continue to pay or provide that benefit to the Executive (or family member).

11.5	The Company may, in its absolute discretion and at any time, amend or discontinue any benefit or insurance scheme referred to in Clause 11.1 above, and may change the provider of such benefits; and in such event the Company shall not be liable to provide equivalent benefits or insurance or to pay compensation in lieu of them. This includes, without limitation, the right to amend:

(a)	the level or period of benefits;

(b)	any conditions to which the benefits are subject; and

(c)	any excess payments.

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11.6	In lieu of participation by Executive in any insurance scheme available under Clause 11.1, Executive may elect to receive reimbursement from the Company for family health plan premium payments by Executive to BUPA in an amount not to exceed £314.74 per calendar month or £3,776.88.74 per calendar year.

11.7	Nothing in this Clause 11:

(a)	gives rise to any express or implied limitation on the ability of the Company to terminate this Agreement at any time; or

(b)	gives the Executive any right to the continuation of any existing benefits or any right to prospective benefits following termination of the Employment.

12.	Expenses

The Company will reimburse (or procure the reimbursement of) all reasonable expenses wholly, exclusively and necessarily incurred by the Executive in the performance of his duties under this Agreement on production of appropriate vouchers or receipts and in accordance with the Company’s expenses policy, including, but not limited to, (a) mobile phone package, including international calls (currently £110 per month), and (b) air travel at business class for international flights and domestic flights of more than three (3) hours scheduled flight time.

13.	Holiday

13.1	In addition to the usual English public and bank holidays, the Executive is entitled to 25 working days’ paid holiday in each calendar year to be taken at times convenient to the Company. During the first and last calendar years of the Employment the Executive is entitled to a pro rata proportion of his annual holiday entitlement rounded up to the nearest whole day.

13.2	The Executive may not carry over accrued but untaken holiday entitlement from one calendar year to the next. Holiday not taken during the relevant calendar year will be forfeited.

13.3	On termination of the Employment, the Executive will be paid in lieu of accrued but untaken holiday. The amount of the payment in lieu is calculated on the basis that each day of paid holiday is equivalent to 1/260th of the Salary. If the Executive has taken more days’ paid holiday than his accrued entitlement, the Company may deduct the appropriate amount for such excess holiday from any payments due to the Executive. For this purpose each day of paid holiday is calculated on the basis that it is equivalent to 1/260th of the Salary.

13.4	The Company may require the Executive to use any accrued but untaken holiday during his notice period, whether or not the Company has exercised its rights to put the Executive on Garden Leave.

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13.5	Holiday entitlement will not accrue during any period during which the Executive is absent from work for more than three consecutive months, save to the extent that the Executive has a statutory right to holiday accrual under the Regulations.

14.	Incapacity

14.1	Subject to the Executive’s compliance with the Company’s sickness absence policy, the Executive will continue to receive his contractual benefits and be paid his full Salary during any period of absence from work due to illness, accident or other incapacity, up to a maximum aggregate period of 30 working days in either:

(a)	any rolling 12 month period; or

(b)	if the absence is longer than 12 months, any single period of absence. Two or more periods of absence will be deemed to be a single period of absence unless the Executive has returned to his duties under the Employment full-time for at least 8 consecutive weeks between absences (excluding other absences).

(c)	Such payment is inclusive of any statutory sick pay to which he may be entitled. The Company may deduct from such payments the amount of any social security benefits that the Executive receives or may be entitled to receive and any sums due to the Executive under any group income protection insurance policy.

14.2	For statutory sick pay purposes, the Executive’s working days will be Monday to Friday.

14.3	If required by the Company, the Executive agrees that he will undergo a medical examination by a doctor appointed by the Company at any time. Any such medical examination is at the Company’s expense. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor. The Executive further agrees that he will co-operate with the Company’s reasonable requests to permit his own GP or other medical consultant to disclose his medical records, and to discuss his medical prognosis with the Company’s nominated doctor.

15.	Termination of Employment

15.1	The Company may terminate the Employment summarily and without notice or pay in lieu of notice (“Termination for Cause”) in the event that the Executive:

(a)	any intentional breach of Executive's fiduciary duty to the Company, including but not limited to fraud, dishonesty, embezzlement, and failure to follow lawful directions of the CEO or the Board of Directors;

(b)	Executive's material breach of this Agreement;

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(c)	Executive's gross negligence or willful misconduct in the performance of his duties that materially adversely affects the Company;

(d)	any material violation by Executive of the Company’s non-discrimination, non-harassment, or non-retaliation policies or procedures as may be established by the Company from time to time;

(e)	conviction of, or a plea to, a felony (including a plea of nolo contendere);

(f)	Executive's continued failure to perform in any material respect his duties to the Company as specifically directed by the CEO or the Board;

provided, however, that (i) the Company shall give Executive notice of any circumstances described in (b) or (f) above, which notice shall describe such circumstances in reasonable detail, and (ii) no for grounds for Termination for Cause shall be deemed to exist thereunder if Executive shall remedy or cure the relevant circumstances within 20 days from his receipt of such notice. Termination for Cause under clause (ii) or (vii) shall be effective immediately following expiration of the 20-day cure period as aforesaid; provided Executive has not previously cured the event of Cause.

15.2	Any delay by the Company in exercising any right of termination under Clause 15.1 does not constitute a waiver of such right.

15.3	Subject to Clause 15.4 the Company may also terminate the Employment at any time with immediate effect on the date that it notifies the Executive that it is exercising its right under this Clause 15.3 (“the Notification Date”). The Company will pay within 28 days following the Notification Date a sum in lieu of all (or any unexpired part) of his notice to the Executive (“the Notice Compensation”). The Notice Compensation shall be calculated as a sum that is equal to the Salary that the Executive would have been entitled to receive under this Agreement during the unexpired part of his applicable notice period; provided however, that if the Employment is terminated pursuant to this Clause 15.4 during the 18 month period immediately following a Change in Control, the Notice Compensation shall be doubled. If notice has already been given, the Notice Compensation will be calculated based on that portion of the notice period that has not been worked out. For the avoidance of doubt the Notice Compensation does not include:

(a)	any bonus or commission payments that might otherwise have been due; or

(b)	any payment in respect of any holiday entitlement or other benefits that would have accrued during the notice period;

during the period for which the Notice Compensation is paid.

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15.4	If, having exercised its rights under Clause 15.3, the Company becomes aware of any facts or matters that would have entitled it to dismiss the Executive summarily without notice or pay in lieu of notice, the Company may, by notifying the Executive in writing, require him to repay the Sum immediately to the Company. The Executive agrees that the Sum is recoverable by the Company as a debt, and that the Company is released from any continuing obligations under this Agreement but that the remainder of the Agreement remains in force. The “Sum” means a sum equivalent to the Notice Compensation.

15.5	The Company may, at its discretion, pay the Notice Compensation due under Clause 15.3 in equal monthly instalments until the end of the period in respect of which the Notice Compensation relates.

15.6	The Executive has no right to receive Notice Compensation unless the Company has exercised its discretion under Clause 15.3 and has so notified him in writing.

15.7	Nothing in Clause 15.3 prevents the Company from terminating the Employment in breach of this Agreement and from requiring the Executive to take steps to mitigate his loss.

15.8	Subject to Clause 15.4 the Executive may terminate the Employment with immediate effect upon a material breach by the Company of this Agreement (including, but not limited to, any material diminution in the scope of the Executive’s duties or a reduction in the Salary payable hereunder) on the date that it notifies the Company that it is exercising its right under this Clause 15.8 (“the Notification Date”). The Company will pay within 28 days following the Notification Date a sum in lieu of all (or any unexpired part) of Executive’s notice to the Executive (“the Notice Compensation”). The Notice Compensation shall be calculated as a sum that is equal to the Salary that the Executive would have been entitled to receive under this Agreement during the unexpired part of his applicable notice period; provided however, that if the Employment is terminated pursuant to this Clause 15.8 during the 18 month period immediately following a Change in Control, the Notice Compensation shall be doubled. If notice has already been given, the Notice Compensation will be calculated based on that portion of the notice period that has not been worked out. For the avoidance of doubt the Notice Compensation does not include:

(a)	any bonus or commission payments that might otherwise have been due; or

(b)	any payment in respect of any holiday entitlement or other benefits that would have accrued during the notice period;

during the period for which the Notice Compensation is paid.

If there is a material breach of this Agreement by the Company, Executive shall, within 30 days following his knowledge of such breach, deliver written notice to the Company, which notice shall specify such material breach. No material breach shall be deemed to exist if the Company shall remedy or cure the relevant circumstances within 20 days of its receipt of such notice.

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15.9	Sums that are payable under Clauses 15.3, 15.5 or 15.8 that are not timely paid shall accrue interest at the lesser of the English statutory rate or 8% per annum. In addition, in any action or proceeding to collect such sums, the obligation to pay attorney’s fees shall be governed by the English Rule (i.e., loser pays).

16.	Garden Leave

16.1	Where notice of termination has been served by either party (whether in accordance with Clause 2.2 or otherwise) or if the Executive purports to terminate the Agreement without notice, the Company is under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period.

16.2	During part or all of any period of Garden Leave the Company may require the Executive:

(a)	not to attend any premises of the Company or any other Group Company;

(b)	to perform none, or part (but not all), of his normal duties, or to undertake other duties or projects commensurate with his status;

(c)	save in any ordinary social context, to refrain from contacting or dealing with (or attempting to contact or deal with) any officer, executive, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any other Group Company; and

(d)	except for any periods taken as holiday, in accordance with the Company’s usual procedures or in accordance with Clause 13.4, to remain reasonably available in case the Company wishes him to undertake some work or to provide information about the business of the Company or any Group Company which is in his knowledge or under his control.

16.3	During Garden Leave the Executive:

(a)	remains in employment and continues to be bound by all obligations owed to the Company and any Group Company under this Agreement, including without limitation his obligations under Clause 6 and his duties of good faith, fidelity and reasonable co-operation; and

(b)	continues to receive the Salary and other benefits to which he is entitled under this Agreement except for any bonus or commission payments.

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17.	Termination by Reconstruction or Amalgamation

17.1	If the Employment terminates:

(a)	by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction; or

(b)	as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation; or

(c)	as part of any arrangement for the transfer of the whole or part of the undertaking of the Company to any other Group Company,

and the Executive is offered employment with any concern or undertaking resulting from such amalgamation, reconstruction or transfer, on terms generally not less favourable than the terms of this Agreement, the Executive will have no claim against the Company in respect of the termination of his employment by the Company by reason of any of the events specified in this Clause 17.

17.2	`The Executive consents to the transfer of his employment under this Agreement to any other Group Company at any time during the Employment.

18.	Executive’s Obligations On Termination

18.1	On the termination of the Employment however arising or, if earlier, at any time after the start of a period of Garden Leave, the Executive will (if so requested by the Company or any Group Company):

(a)	subject to Clause 18.2, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever information storage media and wherever located) and any other property relating to the affairs or business of or belonging to the Company or any Group Company which is in his possession or under his control;

(b)	irretrievably delete any information relating to the affairs and business of or belonging to the Company or any Group Company stored on any magnetic or optical disk or memory belonging to him and all matter derived from such sources which is in his possession or under his control outside the premises of the Company or any Group Company;

(c)	immediately deliver to the Company all passwords and encryption codes which he has used in relation to any document produced or processed by him or in respect of any equipment belonging to the Company or any Group Company; and

(d)	provide a signed statement that he has complied fully with his obligations under this Clause 18.1.

18.2	If the Executive is on Garden Leave he is not required under Clause 18.1 to return any property provided to him as a contractual benefit until the end of the Garden Leave.

18.3	The Company may withhold any sums owing to the Executive on the termination of the Employment until the obligations in Clause 18.1 have been complied with and if he does not comply with Clause 18.1, he will be required to account to the Company for any resulting losses or the whereabouts of any missing documents, information storage devices or other property belonging to the Group.

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19.	Intellectual Property Rights

19.1	The Executive acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them will automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, and subject to Clause 19.2, the Executive holds them on trust for the Company.

19.2	To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of Clause 19.1, the Executive agrees, immediately upon creation of such rights and inventions, to enter into a written agreement with the Company to assign to the Company for the consideration of £1 (one pound) all the Employment IPRs and rights in any Employment Inventions.

19.3	The Executive agrees:

(a)	to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of the Company promptly on their creation;

(b)	at the Company's request and in any event on the termination of the Employment, to give to the Company all originals and copies of correspondence, documents, papers, prototypes, samples and records on all media which record or relate to any of the Employment IPRs;

(c)	not to attempt to register any Employment IPR or patent any Employment Invention unless requested to do so by the Company;

(d)	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Executive;

(e)	to notify the Company prior to engaging in any form of co-operation with any third party in connection with the performance of the Executive’s duties which might result in the creation of Employment IPRs or Employment Inventions.

19.4	The Executive waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

19.5	The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Executive in respect of his compliance with this Clause. This Clause is without prejudice to the Executive’s rights under the Patents Act 1977.

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19.6	The Executive undertakes to use his best endeavours to execute all documents and do all acts both during and after the Employment as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company's request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Executive's reasonable expenses of complying with this Clause 19.6.

19.7	The Executive agrees (without receiving payment) to give all necessary assistance to the Company at the Company’s expense to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

19.8	The Executive irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this Clause 19. A certificate in writing signed by a director or the secretary of the Company that any instrument or act falls within the authority conferred by this Clause 19 will be conclusive evidence in favour of a third party that such is the case.

19.9	Rights and obligations under this Clause 19 will continue in force after termination of this Agreement in respect of Intellectual Property Rights which arise during the Executive’s employment under this Agreement and will be binding upon his representatives.

20.	Confidentiality and Post-employment Restrictions

20.1	The Executive acknowledges that in the course of the Employment he has had and will have (a) access to Confidential Information belonging to or relating to the Group, and (b) dealings with the Restricted Customers, Restricted Prospective Customers, Suppliers, and Key Employees of the Group, which he recognises are valuable assets or interests of the Group which need to be protected. The Executive has therefore agreed to accept the restrictions referred to in this Clause 20.

20.2	During the Employment and at any time after its termination, however arising, without limitation the Executive:

(a)	will not, except in the proper course of his duties, directly or indirectly use or disclose Confidential Information to any person, company or other organisation; and

(b)	will use his best endeavours to prevent the unauthorised publication or disclosure of any Confidential Information by third parties.

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20.3	Clause 20.2 does not apply to:

(a)	any use or disclosure authorised by the Board or required by law;

(b)	any information which is already in or comes into the public domain other than through the unauthorised disclosure by any person (including the Executive); and

(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

20.4	In the event of termination of this Agreement the Executive agrees to be bound by the restrictive covenants set out in Schedule 2.

21.	Data Protection

21.1	The Executive consents to the Company holding and otherwise processing personal data and sensitive personal data relating to him including disclosing such data to third parties, both electronically and manually, for the purposes of:

(a)	the Company’s and any Group Company’s administration and management of its or their employees and business;

(b)	compliance with any applicable procedures, laws and regulations; or

(c)	giving personal data about the Executive in confidence to a prospective buyer of all or part of the shares or business of the Group in which the Executive is materially employed or engaged for the purpose of enabling such prospective buyer to carry out its pre-sale due diligence.

21.2	The Executive also consents to the transfer, storage and other processing (both electronically and manually) by the Company and any Group Company of any such data outside the European Economic Area (and in particular, but without limitation, to and in the United States and any other country in which the Company or any Group Company operates).

22.	Use of Equipment

The Executive will comply with the Company’s policies in force from time to time regarding use of equipment provided to him, including without limitation any telephone or computer. The Executive consents to the Company and any Group Company intercepting, accessing, monitoring and/or recording e-mail, internet and/or telephone communications made and/or transmitted by him or to him using any such equipment.

23.	Disciplinary and Grievance procedures

23.1	No contractual disciplinary or grievance procedures apply to the Employment. However the Company’s disciplinary rules are applicable to the Executive.

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23.2	Any disciplinary matters affecting the Executive will be dealt with by the CEO of the Company or his nominee. The Executive may appeal against any disciplinary decision in writing to the Board, whose decision is final, subject to Clause 23.5.

23.3	If the Executive wishes to raise a grievance, he should first discuss the matter with the CEO of the Company. If the matter is not then settled he may submit his grievance to the Board in writing, whose decision on such grievance will be final.

23.4	The Company may at any time suspend the Executive for a reasonable period for the purposes of investigating the substance of any potential disciplinary matter involving the Executive and holding a disciplinary hearing. During any period of suspension the Executive will continue to receive the Salary and contractual benefits.

23.5.	In a case where the Executive has alleged an unfair dismissal, and the Executive is dissatisfied with the resolution of the matter under Clauses 23.2 or 23.3, the parties hereby agree to submit the dispute concerning the alleged unfair dismissal to arbitration in accordance with the Acas Arbitration Scheme having effect by virtue of the Acas Arbitration Scheme (Great Britain) 2004 (S.I. 2004 No 753).

24.4	Notices

24.1	Communications under this Agreement shall be in English in writing and delivered by hand or sent by recorded delivery post to the relevant party at the addresses set out at the beginning of this Agreement, or to such other addresses as may be notified.

24.2	Without evidence of earlier receipt, communications complying with Clause 24.1 are deemed received:

(a)	if delivered by hand, at the time of delivery; or

(b)	if sent by recorded delivery post, at 9.00am on the second Business Day after posting,

except that if deemed receipt would occur before 9.00am on a Business Day, it shall instead be deemed to occur at 9.00am on that day and if deemed receipt would occur after 5.00pm on a Business Day, or on a day which is not a Business Day, it shall instead be deemed to occur at 9.00am on the next Business Day. References in this Clause to a time of day are to the time of day at the location of the recipient.24.3 In proving the giving of a communication, it shall be shall be sufficient to prove that delivery was made to the appropriate address, or the communication was properly addressed and posted by prepaid recorded delivery post as specified pursuant to Clause 24.1.

24.4	If a person for whose attention communications must be marked or copied has been specified pursuant to Clause 24.1, a communication will be effective only if it is marked for that person’s attention or copied to that person (as the case may be).

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24.5	This Clause does not apply to the service of any document required to be served in relation to legal proceedings.

24.6	For the purpose this Clause a “Business Day” means a day on which the clearing banks in the City of London are open for business and “close of business” means 18.00 hours.

25.	Third party rights

25.1	Save for any Group Company, the parties do not intend any third party to have the right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

25.2	The parties may terminate or vary this Agreement without the consent of any third party.

26.	Entire agreement

26.1	This Agreement is the entire agreement between the parties, and replaces all previous agreements and understandings between them, in relation to the employment of the Executive by the Company. These are deemed to have been terminated by mutual consent as from the date of this Agreement. The Executive acknowledges that he has no outstanding claims of any kind against the Company or any other Group Company in respect of any such agreement, arrangement or understanding.

26.2	The Executive agrees that no representations, warranties, undertakings or promises have been expressly or impliedly given in respect of the Executive’s employment by the Company, other than those which are expressly stated in this Agreement.

26.3	The Executive agrees that he is not entering into this Agreement in reliance on any representation, warranty, undertaking or promise not contained in this Agreement.

27.	General

27.1	There are no collective agreements directly affecting the terms and conditions of the Employment.

27.2	No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of the Company.

27.3	The expiration or determination of this Agreement will not affect those terms which are expressed to operate or have effect after its termination and will be without prejudice to any right of action already accrued to either party in respect of a breach of this Agreement by the other party.

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27.4	The Executive will provide a copy of this Agreement (with all remuneration details deleted should he so wish) to any prospective new employer prior to entering into a contract of employment with such prospective new employer.

27.5	The headings in this Agreement are for ease of reference only and are to be ignored when interpreting this Agreement.

27.6	A reference to a Clause or Schedule is to a clause of or schedule to this Agreement and any reference to this Agreement includes its Schedules.

27.7	A reference to a statute or a statutory provision includes a reference to:

(a)	any statutory amendment, consolidation or re-enactment of it to the extent in force from time to time;

(b)	all orders, regulations, instruments or other subordinate legislation (as defined in section 21(1) of the Interpretation Act 1978) made under it to the extent in force from time to time; and

(c)	any statute or statutory provision of which it is an amendment, consolidation or re-enactment.

27.8	Words denoting the singular include the plural and vice versa and words denoting any gender include all genders.

28.	Governing Law and jurisdiction

28.1	This Agreement and any non-contractual obligations arising in connection with it are governed by and construed in accordance with the laws of England.

28.2	The English courts have exclusive jurisdiction to determine any dispute arising in connection with this Agreement, including disputes relating to any non-contractual matters.

Executed and delivered as a Deed by the Executive and executed as an Agreement under hand by the Company on the date set out above.

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Signed as a deed by in the presence of	) )

Name of witness:

Signature of witness:

Address:

Occupation:

Signed as a deed by Anthony C Humpage, A director, for and on behalf of Legacy Education Alliance, Inc. In the presence of.	) ) )

Name of witness:

Signature of witness:

Address:

Occupation:

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Schedule 1

Definitions

“Board”	The board of directors of the Company (or any director or committee of directors authorised by the Board) from time to time
“Capacity”

acting:

directly or indirectly, either alone or jointly, with or on behalf of any person, undertaking or organisation; and as principal, partner, manager, employee, contractor, director, consultant, investor, holder of shares or securities, or otherwise, (but excluding the ownership for investment purposes only of not more than 3% of the issued ordinary shares of a company whose shares are listed on any Recognised Investment Exchange)

“CEO”	the Chief Executive Officer of the Company or any successor entity upon a Change in Control
“Change in Control”	As defined in the Legacy Education Alliance, Inc. Incentive Plan approved by Company stockholders on July 16, 2015.
“Companies Act”	The Companies Act 2006
“Confidential Information”

Any trade secret or other information of a confidential nature belonging to or relating to the Company and/or any Group Company in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including but not limited to:

•    past, present and future business plans and strategy

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•    present and future marketing and sales plans and strategy

•    past or present or proposed business dealings

•    financial plans and projections

•    past financial performance

•    research and development projects, plans

•    research and development projects, plans and studies

•    proposed new products or services, or refinements to existing products or services

•    formulae, production processes, secret processes and new working methods

•    market research and analysis

•    customer requirements and contract details

•    contact details of business contacts, including but not limited to Restricted Customers and Restricted Prospective Customers,

•    supplier sources and terms of business

•    any information which is marked “confidential” or with a cognate expression, or which the Executive has been told is confidential

•    any information which the Executive would reasonably expect that the Company or any Group Company would regard as confidential

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•    any information given to the Company or any Group Company in confidence by a third party;

that the Executive created, developed, received, obtained or became aware of in connection with and/or during the Employment

"Current Business Activities”	[Attach list of current business activities.]
“Employment”	The employment of the Executive under this Agreement
“Employment Inventions”	Any Invention which is made wholly or partially by the Executive at any time during the course of the Employment (whether or not during working hours or using the Company premises or resources, and whether or not recorded in material form)
“Employment IPRs”	Intellectual Property Rights created wholly or partially by the Executive in the course of the Employment (whether or not during working hours or using the Company premises or resources)
“Garden Leave”	Any period during which the Company exercises its rights under Clause 16.1
“Group Company”	Any Holding Company of the Company and/or any Subsidiary of the Company or of any such Holding Company, from time to time, and their successors in title and assigns
“Group”	The Company and all Group Companies
“Holding Company”	A parent undertaking as defined in section 1162 of the Companies Act 2006

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“Intellectual Property Rights”	Patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in Confidential Information and any other intellectual or industrial property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world
“Invention”	Any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium
“Key Employee”	An employee, officer, contractor or consultant of the Company or any Group Company as at the Termination Date who has senior managerial, executive or senior technical status within the Company or any Group Company or is employed in a role which has significant client facing sales or support responsibilities; or who could materially damage the interests of the Company [or any Group Company] if they were involved in any Capacity in any business concern which competes with the Restricted Services and with whom the Executive had material dealings at any time during the 12 month period immediately preceding the Termination Date or placement on Garden Leave (if earlier).
“Recognised Investment Exchange”	Has the same meaning as in section 285 of the Financial Services and Markets Act 2000 (as amended from time to time)

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“Restricted Customer”	Any person, undertaking or organisation who or which was a customer or client of the Company or any Relevant Group Company; and with whom or which the Executive had material dealings at any time during the 12 month period immediately preceding the Termination Date or placement on Garden Leave (if earlier).
“Restricted Period”	the period of 12 months from the Termination Date
“Restricted Prospective Customer”	Any person, undertaking or organisation who or which is or has been conducting discussions or negotiations with a view to becoming a customer or client of the Company or any Relevant Group Company at any time during the 12 month period immediately preceding the Termination Date or placement on Garden Leave (if earlier).; and where such discussions or negotiations are directly with the Executive, or otherwise where the Executive has material knowledge of such discussions or negotiations
“Restricted Services”

the business or services of the Company or any Group Company in or with which the Executive was materially involved or concerned or about which he had access to highly Confidential Information as a result of the Employment at any time during the 12 month period immediately preceding the Termination Date or placement on Garden Leave (if earlier).

“Salary”	The salary of the Executive referred to at Clause 8.1 as varied from time to time

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“Subsidiary”	A subsidiary undertaking as defined in section 1162 of the Companies Act 2006
“Supplier”	Any person, undertaking or organisation who or which was a supplier of goods or services (excluding utilities, and goods and services supplied for administrative purposes) to the Company or any Relevant Group Company at any time during the period of 12 months immediately preceding the Termination Date or placement on Garden Leave (if earlier); and with whom the Executive has had material dealings during that time
“Termination Date”	the date of termination of the Employment, howsoever arising.

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Schedule 2

Restrictive Covenants

In order to protect the Confidential Information, business connections and workforce stability of the Company [and each Group Company] to which he has access as a result of the Employment, the Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall comply with the restrictions in this Schedule upon Termination, however caused.

1.	Non-competition

1.1	The Executive will not, in any Capacity, at any time during the Restricted Period, be

(a)	employed;

(b)	engaged;

(c)	concerned;

(d)	interested in, or

(e)	provide services to

any business which is (or intends to be) the same as, or similar to, or in competition with the Restricted Services.

1.2	Nothing in this Paragraph 1 prevents the Executive from: engaging or being concerned or interested in any such business, if he is engaged, concerned or interested in a part of it that does not compete with the Restricted Services and in a role in which he is not required or requested to perform any duties the same or similar to those he undertook for the Company [or Group Company] during the 12 months prior to Termination (or placement on Garden Leave if earlier).or to give advice in competition with the Restricted Services or be required or requested to utilise any Confidential Information.

2.	NON-dealing with Customers or prospective customers

2.1	The Executive will not, in any Capacity, at any time during the Restricted Period in competition with the Company or any Relevant Group Company in relation to the Restricted Services:

(a)	deal with;

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(b)	perform any services to or for;

(c)	supply goods to;

(d)	facilitate or assist a third party to deal with,

any Restricted Customer or Restricted Prospective Customer.

3.	Non-solicitation of customers or prospective customers

3.1	The Executive will not, in any Capacity, at any time during the Restricted Period in competition with the Company or any Relevant Group Company in relation to the Restricted Services:

(a)	canvass; or

(b)	solicit or approach; or

(c)	seek to canvass; or

(d)	seek to solicit or approach; or

(e)	facilitate or assist a third party to canvass, solicit or approach any Restricted Customer or Restricted Prospective Customer.

4.	Non-dealing with any supplier

4.1	The Executive will not, in any Capacity, at any time during the Restricted Period and in connection with the Restricted Services:

(a)	deal with any Supplier;

(b)	interfere or seek to interfere with the arrangements the Company or any Relevant Group Company has with any Supplier;

(c)	persuade or seek to persuade any Supplier to stop supplying or to reduce its supplies to the Company or any Relevant Group Company; or

(d)	facilitate or assist a third party to deal with, interfere or seek to interfere with the arrangement the Company or an Relevant Group Company has with any Supplier, or persuade or seek to persuade any Supplier to stop supplying or reduce its supplies to, the Company or any Relevant Group Company.

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5.	nOn-poaching of key employees

5.1	The Executive will not, in any Capacity, at any time during the Restricted Period:

(a)	solicit or entice, or seek to solicit or entice, away from the employment of the Company or any Group Company;

(b)	offer to employ or engage;

(c)	employ or engage; or

(d)	induce the breach of contract of employment of

(e)	any Key Employee (in the case of (a) to (c) above whether or not such person would commit a breach of his contract of employment).

6.	miscellaneous provisions

6.1	The Executive agrees that:

(a)	he has taken legal advice in relation to the restrictions contained in paragraphs 1 to paragraph 5 above and has been advised that they are reasonable in the circumstances;

(b)	each of the provisions contained in paragraphs 1 to paragraph 5 above constitutes an entirely separate, severable and independent covenant and restriction on him;

(c)	the duration, extent and application of each of the restrictions contained in paragraphs 1 to paragraph 5 above is no greater than is necessary for the protection of the goodwill and trade connections of the Group;

(d)	the restrictions imposed on him in this Schedule 2 apply to him acting (a) directly or indirectly and/or (b) on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

(e )	if a restriction on him contained in paragraphs 1 to paragraph 5 above is found void but would be valid if some part of it were deleted, the restriction will apply with such deletion as may be necessary to make it valid and effective; and

(f)	the provisions of this Schedule are given for the benefit of the Company and each Group Company and may be enforced by the Company on behalf of all or any of them. The Company may also assign the benefit of any of these provisions or the Executive will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those in this Schedule 2 (or such of those restrictions as may be appropriate) in relation to that Group Company.

6.2	The period for which the restrictions in paragraphs 1 -5 of this Schedule apply shall be reduced by any period that the Executive spends on Garden Leave immediately before Termination.

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6.3	If the Executive receives an offer to be involved in a business concern in any Capacity during the Employment, or before the expiry of the last of the covenants in this Schedule 2, the Executive shall give the person making the offer a copy of this Schedule 2 and shall tell the Company the identity of that person as soon as possible after accepting the offer.

6.4	If, at any time during the Executive's employment, two or more Key Employees have left their employment, appointment or engagement with the Company to carry out services for a business concern which competes with, or is intended to compete with any Restricted Services, the Executive will not at any time during the 12 months following the last date on which any of those Key Employees were employed or engaged by the Company, be employed or engaged in any way by or with that business concern.

[End]

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